VILLAGE SUPER MARKET, INC.
                      EXECUTIVE OFFICES
                     733 Mountain Avenue
                 Springfield, New Jersey 07081
                    Phone:  (973) 467-2200
                     Fax:  (973) 467-6582



                   VILLAGE SUPER MARKET, INC.
                   DECLARES INCREASED DIVIDEND


Contact:    Kevin Begley, CFO
            (973) 467-2200, Ext. 220
            Kevin.Begley@wakefern.com


     Springfield, New Jersey - December 8, 2006 - The Board of Directors of Village Super Market, Inc. (NSD-VLGEA) declared a quarterly cash dividend of $.32 per Class A common share and $.208 per Class B common share. These dividends represent a 14% increase from the prior dividend. The dividends will be payable on January 25, 2007 to shareholders of record at the close of business on December 28, 2006.

     Village Super Market operates a chain of 23 supermarkets under the ShopRite name in New Jersey and eastern Pennsylvania.